Exhibit 99.1

INTERNATIONAL PAPER

INTERNATIONAL PAPER PLAZA 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper Completes Sale of Coated and Supercalendered Papers to an Affiliate of Apollo Management L.P.

MEMPHIS, Tenn.—Aug. 1, 2006—International Paper (NYSE: IP) has completed the previously announced sale of its coated and supercalendered papers business to CMP Holdings LLC, a subsidiary of Verso Paper Holdings LLC, an affiliate of Apollo Management L.P., for approximately $1.4 billion, subject to certain post-closing adjustments, including approximately $30 million in the form of a 10-percent limited partnership interest in CMP Investments L.P., the parent company of CMP Holdings. This interest includes the right to receive certain additional payments contingent upon the buyer’s achievement of certain investment return hurdles.

In a separate transaction, International Paper has agreed to sell the Sartell Hybrid Poplar Farm to CMP Fiber Farm LLC, a subsidiary of CMP Investments.

The coated and supercalendered papers business, which will be renamed Verso Paper Holdings LLC post-closing, annually produces approximately 1.7 million tons of coated freesheet and coated groundwood papers for the magazine, catalog and retail insert markets. It includes four paper mills, located in Jay, Maine; Bucksport, Maine; Quinnesec, Mich.; and Sartell, Minn., and generated $1.6 billion in sales in 2005. Its major brands are Advocate(R), Influence(R), Liberty(TM), Savvy(R), Trilogy(R) and Velocity(TM). The business, which will remain headquartered in Memphis, Tenn., employs approximately 3,000 people.

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland, China and South Korea, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, the ability to realize anticipated profit improvement from the plan and the ability to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract; (iv) the execution of sale transactions currently under contract and the realization of anticipated sales proceeds there under, including, the ability to successfully consummate the transactions without a purchase price adjustment, the successful fulfillment (or waiver) of all conditions set forth in the sale agreements, the successful closing of the transactions within the estimated timeframes and the ability to monetize the non-cash portion of the sale proceeds; and (v) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

Media: Amy Sawyer, 901-419-4312; Investors: Brian McDonald, 901-419-4957 or

Brian Turcotte, 203-541-8632